Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2015 RESULTS

13% growth in life insurance policies issued

7% increase in Investment and Savings Products sales

10% growth in the recruitment of new representatives

Diluted EPS of $0.82 and diluted operating EPS of $0.80

Duluth, GA, May 6, 2015 – Primerica, Inc. (NYSE: PRI) announced today financial results for the quarter ended March 31, 2015.  Total revenues were $345.1 million in the first quarter of 2015 and net income was $43.4 million, or $0.82 per diluted share.

Operating revenues increased by 6% in the first quarter of 2015 to $343.9 million compared with $324.1 million in the year ago quarter primarily driven by solid Term Life performance that includes strong policy persistency, 9% growth in net premiums and a 13% growth in policies issued.  Investment and Savings Products (ISP) continued to perform well in the first quarter with a 7% increase in sales and 7% growth in ending client asset values.  While revenue drivers were positive during the quarter, the timing of expense recognition for annual equity awards granted to retirement eligible employees led to a 2% decline in net operating income to $42.6 million from $43.3 million in the year ago period. Retirement vesting provisions included in employee equity awards granted during the first quarter of 2015, consistent with those described in the Current Report on Form 8-K dated September 17, 2014, resulted in the accelerated recognition of approximately $6 million of expense in the first quarter that, under prior award terms, would have been recognized evenly over 3 years.  First quarter results were also modestly reduced by trends in the Canadian exchange rate and lower yield on invested assets. Despite the negative impact of these items, net operating income per diluted share increased 3% to $0.80 and net operating income return on adjusted stockholders’ equity (ROAE) was 14.6% (14.0% net income return on stockholders’ equity) in the first quarter of 2015 reflecting ongoing share repurchase activity.  The accelerated retirement vesting expense recognition reduced net operating income per diluted share by $0.07 and ROAE by 1.3% in the first quarter.

Glenn Williams, Chief Executive Officer said, “We started the year with great momentum in key business drivers including Term Life sales and policy persistency as well as Investment and Savings Products sales and client asset values. Sales force results were positive with growth in both recruiting of new representatives and the size of the life insurance licensed sales force compared with the first quarter a year ago.  Continued success in executing our organic growth strategy, coupled with our share repurchase program, position us well to continue delivering strong stockholder returns.”

Distribution Results

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The size of the life-licensed sales force increased 3% to 98,145 at March 31, 2015 compared with 95,382 at March 31, 2014. Recruiting of new representatives grew 10% year-over-year to 53,300 primarily driven by building on the positive momentum generated at the end of 2014 and complimented by effective short-term incentive programs in the first quarter. New life insurance licenses, which typically lags recruiting growth, increased 1% to 7,486 compared with the year ago quarter. The percentage of license non-renewals and terminations in relation to the size of the sales force declined versus the prior year period. On a sequential quarter basis, the size of the life-licensed sales force remained consistent with the fourth quarter of 2014 while recruiting of new representatives increased 24% primarily due to seasonally slower recruiting levels during the fourth quarter. This lower level of fourth quarter recruits, many of whom get licensed in the first quarter, also contributed to the 12% sequential decline in new life licenses from the prior quarter.

●
Term life insurance policies issued were up 13% to 55,677 compared with the year ago period as productivity in the first quarter of .19 policies per life licensed representative per month moved back into the historical range from .17 in the first quarter of 2014 which was impacted by severe weather and other factors. On a sequential quarter basis, the relatively fewer life insurance applications submitted during the slower year-end holiday season led to a 2% decline in term life insurance policies issued compared with the fourth quarter of 2014.

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In the first quarter of 2015, Investment and Savings Products sales grew 7% to $1.51 billion primarily reflecting higher sales of U.S. mutual funds, variable annuities and Canadian segregated funds compared with the first quarter a year ago. Sequentially, ISP sales increased 4% versus the favorable performance in fourth quarter of 2014 reflecting typically higher retirement and saving products sales in the first quarter. Market performance drove client asset values at March 31, 2015 to an all-time high of $49.20 billion, up 7% relative to a year ago and up from $48.66 billion at the end of the fourth quarter.

Segment Results
Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products.

	Actual			Operating (1)
	Q1 2015	Q1 2014	% Change	Q1 2015	Q1 2014	% Change
	($ in thousands)			($ in thousands)
Revenues:
Term Life Insurance	$198,365	$182,980	8%	$198,365	$182,980	8%
Investment and Savings Products	129,074	123,270	5%	129,074	123,270	5%
Corporate and Other Distributed Products	17,700	18,078	(2)%	16,416	17,815	(8)%
Total revenues	$345,139	$324,328	6%	$343,855	$324,065	6%

Income (loss) from continuing operations before income taxes:
Term Life Insurance	$47,820	$47,204	1%	$47,820	$47,204	1%
Investment and Savings Products	35,044	34,028	3%	35,044	34,028	3%
Corporate and Other Distributed Products	(16,055)	(14,400)	11%	(17,339)	(14,663)	18%
Total income from continuing operations before income taxes	$66,809	$66,832	*	$65,525	$66,569	(2)%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.
* Less than 1%.

Term Life Insurance.  In the first quarter of 2015, Term Life operating revenues increased 8% to $198.4 million compared to the first quarter of 2014.  Term Life operating income before income taxes increased 1% to $47.8 million versus the prior year period, as the strong growth in net premiums was partially offset by higher employee-related expenses including the accelerated retirement vesting of equity awards ($2.9 million for the segment).  Growth in allocated net investment income related to the increase in required assets was largely offset by lower yield on invested assets.  Strong persistency led to lower DAC amortization in relation to net premium growth.  Benefits and claims grew in line with net premiums as the growth from favorable persistency was offset by incurred claims that were slightly below historical levels.

On a sequential quarter basis, operating income before income taxes declined 9% primarily reflecting higher employee-related expenses and lower net investment income from fewer called fixed-income securities.  These items were partially offset by strong persistency in the first quarter compared to the seasonally weaker persistency in the fourth quarter of 2014 and a prior period revision to reserve assumptions on certain supplemental policy benefits.

Investment and Savings Products.  In the first quarter, operating revenues increased 5% to $129.1 million and operating income before income taxes increased 3% to $35.0 million compared with the year ago period.  Results were driven by 7% growth in ISP sales and 8% growth in average client asset values, partially offset by higher employee-related expenses including the expenses related to the accelerated retirement vesting of equity awards ($0.9 million for the segment).  During the first quarter, sales-based revenues increased on a consistent basis with the growth in revenue-generating sales.  Average client asset values grew 8% versus the prior year period, driving a 6% increase in asset-based revenue.  When considering that asset-based expenses for Canadian segregated funds are reflected in insurance commissions and DAC amortization, asset-based revenues and expenses grew consistently year-over-year.  Positive market performance led to a deceleration of Canadian segregated fund DAC amortization in the first quarter.

On a sequential quarter basis, operating income before income taxes decreased 10% compared with the fourth quarter due in part to higher employee-related expenses.  As seen historically, ISP sales were higher in first quarter than the fourth quarter due to the Individual Retirement Account and Registered Retirement Savings Plan season in the first quarter.  Sequential quarter growth was somewhat dampened by elevated variable annuity sales in the fourth quarter following product offering expansion.  The sequential quarter increase in sales-based revenues was consistent with the growth in sales of products that generate sales-based revenue.  With regard to asset-based earnings, results were generally flat with the fourth quarter and were consistent with the modest growth in average client asset values.  First quarter Canadian segregated fund DAC amortization was slightly lower compared with the fourth quarter due to market performance.

Corporate and Other Distributed Products.  Operating revenues of $16.4 million were 8% lower and operating losses before income taxes grew by $2.7 million compared with the first quarter of 2014. Results reflect higher employee-related expenses, including $2.3 million of accelerated retirement vesting expense year-over-year.  Allocated net investment income declined primarily due to growth in Term Life required assets and lower yield on invested assets versus the prior year period.

Taxes

The effective income tax rate for the first quarter of 35.0% was consistent with the first quarter of 2014.  Sequentially, the effective income tax rate increased from 34.2% in the fourth quarter related to the recognition of certain tax benefits due to statute of limitations that expire each year in the fourth quarter.

Capital and Liquidity

Consistent with our previously announced plan to deploy $150 million of capital in 2015, during the first quarter we repurchased approximately 740,000 shares of Primerica common stock outstanding for $38.7 million.  As of March 31, 2015, our investments and cash totaled $2.06 billion compared with $2.04 billion as of December 31, 2014, excluding the held-to-maturity asset held as part of a redundant reserve financing transaction.  The invested asset portfolio had a net unrealized gain of $103.0 million (net of unrealized losses of $19.5 million) at March 31, 2015, up from $101.3 million at December 31, 2014.

Primerica Life Insurance Company’s estimated statutory risk-based capital (RBC) ratio dropped below 400% at the end of the first quarter although we expect the estimated ratio to increase during second quarter and remain above 400% for the remainder of the year.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, operating revenues, operating income before income taxes, net operating income, adjusted stockholders’ equity and diluted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded to affiliates of Citigroup Inc. under coinsurance transactions that were executed concurrent with our initial public offering for all periods presented.  Operating revenues, operating income before income taxes, net operating income, and diluted operating earnings per share exclude the impact of realized investment gains and losses, including other than temporary impairments (OTTI), for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses recorded in other comprehensive income (loss) for all periods presented.  The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Thursday, May 7, 2015 at 10:00 am ET, to discuss first quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements
Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, the failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; our or our sales representatives’ failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interest rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the Department of Labor’s recent proposed rulemaking to amend the definition of the term “fiduciary”; our failure to meet risk-based capital standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or in the investment grade credit ratings for our senior unsecured debt; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the inability of the investment and savings products we distribute to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management in our investment savings products segment; the inability of our subsidiaries to pay dividends or make distributions; our ability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. Primerica insured more than 4 million lives and had over 2 million client investment accounts at December 31, 2014. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	March 31, 2015 (1)	December 31, 2014
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,789,937	$1,759,120
Fixed maturity securities held to maturity, at amortized cost	238,000	220,000
Equity securities available for sale, at fair value	51,807	53,390
Trading securities, at fair value	7,345	7,711
Policy loans	27,679	28,095
Total investments	2,114,768	2,068,316
Cash and cash equivalents	180,207	192,516
Accrued investment income	18,442	17,401
Due from reinsurers	4,094,456	4,115,533
Deferred policy acquisition costs	1,377,022	1,351,180
Premiums and other receivables	180,642	181,660
Intangible assets	60,870	61,720
Income taxes	32,335	36,082
Other assets	279,207	273,403
Separate account assets	2,386,265	2,440,303
Total assets	$10,724,214	$10,738,114

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$5,289,016	$5,264,608
Unearned premiums	821	912
Policy claims and other benefits payable	259,148	264,832
Other policyholders' funds	342,322	344,313
Notes payable	374,545	374,532
Surplus note	238,000	220,000
Income taxes	157,685	140,467
Other liabilities	381,369	392,810
Payable under securities lending	55,622	50,211
Separate account liabilities	2,386,265	2,440,303
Total liabilities	9,484,793	9,492,988

Stockholders' equity:
Common stock	516	522
Paid-in capital	323,996	353,337
Retained earnings	830,624	795,740
Accumulated other comprehensive income, net of income tax	84,285	95,527
Total stockholders' equity	1,239,421	1,245,126
Total liabilities and stockholders' equity	$10,724,214	$10,738,114

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income
(Unaudited)

	Three months ended March 31,
	2015	2014
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$577,458	$568,205
Ceded premiums	(397,540)	(402,715)
Net premiums	179,918	165,490
Commissions and fees	132,835	126,933
Net investment income	21,173	21,599
Realized investment gains (losses), including OTTI	1,284	263
Other, net	9,929	10,043
Total revenues	345,139	324,328

Benefits and expenses:
Benefits and claims	82,500	75,191
Amortization of deferred policy acquisition costs	36,213	35,193
Sales commissions	68,457	65,121
Insurance expenses	34,641	28,502
Insurance commissions	3,190	4,083
Interest expense	8,676	8,606
Other operating expenses	44,653	40,800
Total benefits and expenses	278,330	257,496
Income from continuing operations before income taxes	66,809	66,832
Income taxes	23,408	23,347
Income from continuing operations	43,401	43,485
Income from discontinued operations, net of income taxes	-	1,595
Net income	$43,401	$45,080

Basic earnings per share:
Continuing operations	$0.82	$0.78
Discontinued operations	-	0.03
Basic earnings per share	$0.82	$0.81

Diluted earnings per share:
Continuing operations	$0.82	$0.78
Discontinued operations	-	0.03
Diluted earnings per share	$0.82	$0.81

Shares used in computing earnings per share:
Basic	52,643	55,211
Diluted	52,691	55,233

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended March 31,
	2015	2014	% Change
Operating revenues	$343,855	$324,065	6%
Realized investment gains (losses), including OTTI	1,284	263
Total revenues	$345,139	$324,328	6%

Operating income before income taxes	$65,525	$66,569	(2)%
Realized investment gains (losses), including OTTI	1,284	263
Income from continuing operations before income taxes	$66,809	$66,832	*

Net operating income	$42,567	$43,314	(2)%
Realized investment gains (losses), including OTTI	1,284	263
Tax impact of reconciling items	(450)	(92)
Income from continuing operations	43,401	43,485	*
Income from discontinued operations, net of income taxes	-	1,595
Net income	$43,401	$45,080	(4)%

Diluted operating earnings per share (1)	$0.80	$0.77	3%
Net after-tax impact of operating adjustments and discontinued operations	0.02	0.04
Diluted earnings per share (1)	$0.82	$0.81	1%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

* Less than 1%.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2015	2014
Adjusted direct premiums	$237,431	$214,780
Premiums ceded to Citigroup	331,733	344,883
Direct premiums	$569,164	$559,663

Other ceded premiums	$(63,389)	$(55,450)
Premiums ceded to Citigroup	(331,733)	(344,883)
Ceded premiums	$(395,122)	$(400,333)

Net premiums	$174,042	$159,330

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2015	2014
Operating revenues	$16,416	$17,815
Realized investment gains (losses), including OTTI	1,284	263
Total revenues	$17,700	$18,078

Operating loss before income taxes	$(17,339)	$(14,663)
Realized investment gains (losses), including OTTI	1,284	263
Loss from continuing operations before income taxes	$(16,055)	$(14,400)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	March 31, 2015	December 31, 2014
Adjusted stockholders' equity	$1,156,481	$1,171,280
Unrealized net investment gains recorded in stockholders' equity, net of income tax	82,940	73,846
Stockholders' equity	$1,239,421	$1,245,126